Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Hawaiian Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Equity	Common Stock, par value $0.01 per share	Other	6,294,962(2)	$14.71(3)	$92,598,891.02	0.0001102	$10,204.40

Equity	Common Stock, par value $0.01 per share	Other	3,147,481(4)	$14.84(5)	$46,708,618.04	0.0001102	$5,147.29

Equity	Warrant to purchase common stock	Other	9,442,443	(6)	(6)	(6)	(6)

Total Offering Amounts					$139,307,509.06		$15,351.69

Net Fee Due							$15,351.69

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)	Represents the first 6,294,962 shares of common stock underlying the warrant that vest (“First Tranche”), with an exercise price of $14.71 per share.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(i) under the Securities Act. The price per share is based upon the warrant exercise price of $14.71 per share.

(4)

Represents 3,147,481 shares of common stock underlying the warrant, with an exercise price that will be determined based on the 30-day volume-weighted average price for the common stock as of the earlier of (i) October 20, 2025 or (ii) the date that the entire First Tranche is vested.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on November 11, 2022 (a date within five business days prior to the filing of this Registration Statement).

(6)	Pursuant to Securities and Exchange Commission staff interpretation, the entire fee is allocated to the common stock underlying the warrant.